Exhibit 99.1
Vanda Pharmaceuticals Announces Withdrawal of Director Nominees and Proposal
to Liquidate Submitted by Tang Capital
Rockville, MD. (May 7, 2009) — Vanda Pharmaceuticals Inc. (NASDAQ: VNDA) (“Vanda” or the “Company”) announced today that Tang Capital Partners, LP (“TCP”) has ended its proxy contest by withdrawing its nominations of director candidates for election to Vanda’s Board of Directors and its stockholder proposal to liquidate the Company. TCP had previously notified the Company of its intention to solicit proxies for the election of two of its candidates to the Vanda Board at the Company’s 2009 Annual Meeting and for its proposal that the Board take action to liquidate the Company.
Kevin Tang, the managing director of the general partner of TCP, notified Vanda of TCP’s intention not to pursue a proxy contest on May 6, 2009 in an email to Vanda’s Chief Executive Officer, Mihael H. Polymeropoulos, M.D. and Chairman of the Board, Argeris N. Karabelas, Ph.D. TCP’s withdrawal of its nominations and stockholder proposal follows Vanda’s announcement that the U.S. Food & Drug Administration had granted marketing approval of its product, Fanapt™ (iloperidone), for the acute treatment of adult patients with schizophrenia.
About Vanda
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
IMPORTANT INFORMATION/SOLICITATION PARTICIPANTS LEGEND
Vanda Pharmaceuticals Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Vanda in connection with the upcoming annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Vanda’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2008, for the 2008 annual meeting. To the extent holdings of Vanda’s securities have changed since the information set forth in that proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Change in Ownership of Securities on Form 4 filed with the SEC. Updated information regarding the names, affiliations and interests of these directors and executive officers in connection with the matters to be voted on at the annual meeting will be included in the proxy statement filed by Vanda in connection with the annual meeting. In addition, Vanda files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Vanda at www.vandapharma.com. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.
Investor Contact:
Stephanie R. Irish
+1-240-599-4500
stephanie.irish@vandapharma.com
Media Contact:
Cristina Murphy
+1-240-599-4500
cristina.murphy@vandapharma.com
Brad Miles
BMC Communications Group, LLC
+1-212-477-9007
brad@bmccommunications.com